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                                   Exhibit 5

                       Opinion of General Counsel of Dean


                              [Letterhead of Dean]


                               September 30, 1998


Dean Foods Company
3600 N. River Road
Franklin Park, Illinois 60131


  Re:  Registration Statement on Form S-4 of Dean Foods Company

     I am Vice President, Secretary and General Counsel of Dean Foods Company, a Delaware corporation (the "Company"). In that capacity, I have participated in the preparation of and I am familiar with the contents of the Registration Statement on Form S-4 of the Company (the "Registration Statement"), which is to be filed with the Securities and Exchange Commission on or about the date of this letter, to register under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of 1,600,000 shares of common stock, par value $1.00 per share, of the Company (the "Shares") that may be issued by the Company in connection with its acquisition of Berkeley Farms, Inc. ("Berkeley Farms"). The Shares represent the maximum number of such shares of Company common stock issuable to the shareholders of Berkeley Farms in connection with the proposed merger of Berkeley Farms with and into a wholly-owned subsidiary of the Company, as a result of which the separate corporate existence of Berkeley Farms will cease.

      I have reviewed the resolutions adopted by the Company's Board of Directors (the "Board") on July 24, 1998 relating to the subject registration (the "Registration Resolutions"). I have also reviewed such other records and documents as I have deemed necessary in order to enable me to express the opinions stated herein.

      On the basis of the foregoing and subject to the limitations and assumptions identified in this letter, I am of the opinion that the issuance of the Shares has been duly authorized and that when appropriate certificates representing any of the Shares are duly countersigned by the Company's transfer agent/registrar and delivered against payment of the agreed consideration therefor, such Shares will be validly issued, fully paid and nonassessable.

      For purposes of this letter, I have assumed that: (i) the Registration Statement will become effective under the Securities Act before any Shares covered by the Registration Statement are sold; (ii) the certificates used to represent the Shares will comply as to form with the bylaws of the Company, the General Corporation Law of the State of Delaware and applicable resolutions adopted by the Board and will bear all necessary signatures and authentications; and (iii) the Company will receive the consideration to be paid for the Shares and such consideration will be in excess of one dollar per share. I have also made other assumptions which I believe to be appropriate for purposes of this letter.

      My advice on every legal issue addressed in this letter is based exclusively on the General Corporation Law of the State of Delaware or the federal law of the United States and represents my opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law.
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     This letter speaks as of the time of its delivery on the date it bears.

     I hereby consent to the inclusion of this letter as an exhibit to the Registration Statement and to the reference in each prospectus filed in connection with the Registration Statement to my having issued the opinions expressed herein.

                               Very truly yours,

                               /s/ Eric A. Blanchard

                               Eric A. Blanchard
                               Vice President, Secretary and General Counsel